Exhibit 21.1

DYNAMIC HEALTH PRODUCTS, INC. -

LIST OF SUBSIDIARIES

J.Labs, Inc., a Florida corporation

Herbal Health Products, Inc., a Florida corporation

Dynamic Life Products, Inc., a Florida corporation

Online Meds Rx, Inc., a Florida corporation, and its subsidiary, Dynamic Life Asia, LLC, a Florida limited liability company

Dynamic Financials Corporation, a Nevada corporation, and its subsidiary, Bryan Capital Limited Partnership, a Nevada limited partnership

Today’s Drug, Inc., a Florida corporation